Filed pursuant to Rule 433

Registration No. 333-214613

August 1, 2017

Final Term Sheet

USD 1,000,000,000 1.750% Global Notes due 2021

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 1,000,000,000

Denomination:	USD 1,000

Maturity:	September 15, 2021

Redemption Amount:	100%

Interest Rate:	1.750% per annum, payable semi-annually in arrears

Date of Pricing:	August 1, 2017

Closing Date:	August 8, 2017

Interest Payment Dates:	September 15 and March 15 of each year

First Interest Payment Date:	March 15, 2018 (for interest accrued from, and including, August 8, 2017 to, but excluding, March 15, 2018)

Interest Payable on First Interest Payment Date:	USD 10,548,611.11 (for aggregate principal amount of USD 1,000,000,000)

Currency of Payments:	USD

Price to Public/Issue Price:	99.551%

Underwriting Commissions:	None

Proceeds to Issuer:	99.551%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769HM98

CUSIP:	500769 HM9

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	BNP PARIBAS Citigroup Morgan Stanley

Stabilization Manager:	BNP Paribas

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm . Alternatively, BNP Paribas will arrange to send you the prospectus, which you may request by calling toll-free: +1 800 854 5674.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.